Filed Pursuant to Rule 424(b)(3)

Registration No. 333-192365

PROSPECTUS SUPPLEMENT NO. 1

To Prospectus dated February 11, 2014

7,243,850 Shares

COMMITTED CAPITAL ACQUISITION CORPORATION

Common Stock

This prospectus supplement no. 1 supplements the prospectus dated February 11, 2014, relating to the offering and resale by the selling stockholders identified in the prospectus of up to 7,243,850 shares of our common stock, par value $0.0001 per share. These shares were privately issued to the selling stockholders on October 16, 2013 in connection with a private placement and reverse merger transaction described in the prospectus.

This prospectus supplement incorporates into our prospectus the information contained in our attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on February 13, 2014.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements and amendments thereto.

Our common stock is quoted on the OTC Markets OTCQB tier, or OTCQB, under the symbol “STKS.” As of February 13, 2014 the last reported sale price for our common stock as reported on the OTCQB was $6.08 per share.

Investment in our common stock involves risks. See “Risk Factors” beginning on page 7 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 14, 2014.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014 (February 10, 2014)

COMMITTED CAPITAL ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-52651	14-1961545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 W. 14th Street, 2nd Floor

New York, New York 10014

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 624-2400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 10, 2014, a wholly-owned subsidiary of The One Group, LLC, which is a wholly-owned subsidiary of Committed Capital Acquisition Corporation (the “Company”), entered into a lease agreement with Walt Disney Parks and Resorts U.S., Inc. with respect to the opening of an STK restaurant in Orlando, Florida. The Company expects that such restaurant will open in 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2014	COMMITTED CAPITAL ACQUISITION CORPORATION

	By:	/s/ Samuel Goldfinger
	Name:	Samuel Goldfinger
	Title:	Chief Financial Officer